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                                 EXHIBIT 99.2
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HomeBase Completes Corporate Name Change to House2Home, Inc.

NYSE Symbol Now ``HTH''
IRVINE, Calif.--(BUSINESS WIRE)--Sept. 10, 2001--Signaling the consummation of its shift in strategic direction, House2Home(TM), Inc. -- formerly HomeBase, Inc. (NYSE:HBI -news) -- today reported it has completed its name change to House2Home, Inc. from HomeBase, Inc. The change became effective September 8, 2001. The company's common stock will begin trading under the new symbol of ``HTH'' on the New York Stock Exchange at market open today.

In August, the company completed a multi-phase store conversion program that involved closing all of its 89 HomeBase home improvement warehouses and converting a total of 42 of those stores to its new House2Home home decorating retail concept. Following a five-store House2Home pilot program, the company announced, in December 2000, its decision to exit the home improvement sector and reposition itself as a home furnishings retailer. Headquartered in Irvine, California, House2Home, Inc. operates 42 House2Home home decorating superstores in three western states. Averaging more than 100,000 square feet, House2Home stores offer an expansive selection of specialty home decor merchandise across four broad product categories -- outdoor living, indoor living, home decor and accessories, and seasonal goods. For more information about the company and its stores, visit the House2Home web site at www.house2home.com (which shall not be deemed to be incorporated in or a part of this press release).

Certain matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, growth of the business segments in which the company operates, its appeal to consumers and economic conditions in the company's markets, and other factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 27, 2001 under the heading ``Risk Factors'' and in the company's other filings with the Securities and Exchange Commission. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Contact:

     House2Home, Inc., Irvine
     Michele Feller, 949/442-5448
     or
     PondelWilkinson MS&L
     Roger S. Pondel or Julie MacMedan, 310/207-9300